EXHIBIT 10.1

RESIDENTIAL LEASE AGREEMENT

This Residential Lease Agreement (this “Lease”), with an effective date of May 1, 2019, is by and between the Landlord and Tenant (each as defined herein). The Landlord and Tenant agree to lease the Premises described below on the terms set forth in this Lease:

LANDLORD:
Hill-Rom Holdings, Inc.
Two Prudential Plaza Chicago, IL 60601
Attn:Deborah Rasin, Senior Vice President and Chief Legal Officer

TENANT:
Andreas Frank
[redacted]

Premises: [redacted]

Lease Date: May 1, 2019	Term: Beginning: May 1, 2019 Ending: April 30, 2020	Monthly Rent:$5,500.00 Security Deposit: $0

1.	Term of Lease
This Lease shall be effective as of the Lease Date set forth above. The term of this Lease shall be for the period set forth above and will automatically renew at the end of each term for a further term of twelve (12) months unless either party gives the other written notice of termination at least sixty (60) days prior to the end of the relevant term. Tenant may terminate this Lease at any time by giving the Landlord notice sixty (60) days in advance of such termination. Additionally, within sixty (60) days of Tenant’s termination of employment with Landlord (or any of Landlord’s direct or indirect subsidiaries), this Lease shall automatically terminate without any action or notice by either party hereto; provided, however, that if Tenant is terminated by Landlord (or any of Landlord’s direct or indirect subsidiaries) “without cause” as such term is defined in Tenant’s existing employment agreement with Landlord, then this Lease shall automatically terminate within ninety (90) days of such termination without any action or notice by either party hereto.

2.	Use
Tenant shall use the Premises as a private residence. Tenant and his guests and invitees shall not use the Premises in such a way as to create a nuisance to neighbors, to conduct a business or to engage in any illegal activities.

3.	Rent, Additional Rent
The first month’s rent is to be paid when Tenant signs this Lease, with the amount of rent to be pro-rated in the event of a partial month. Thereafter, rent shall be paid on the first day of that month at Landlord’s Address above. Landlord need not give notice to pay the rent. Rent must be paid in full and no amount subtracted from it.
Tenant may be required to pay other charges to Landlord under the terms of this Lease. They are to be called “additional rent.” This additional rent is payable as rent, together with the next monthly rent due. If Tenant fails to pay the additional rent on time, Landlord shall have the same rights against Tenant as if it were a failure to pay rent.

4.	Notices
Any bill, statement or notice must be in writing and delivered or mailed to the Tenant at the Premises and to the Landlord at the Address for Notices set forth above. A notice will be considered delivered on the day mailed or if not mailed, when left at the proper address. Any notice must be sent by certified mail.

5.	Security Deposit
No security deposit is required to be paid by Tenant under this Lease.

6.	Utilities
Tenant shall pay for all utilities (electricity, gas, telephone, cable, internet, security services, trash services, water, sewer, etc.) at the Premises.

7.	Taxes
Landlord shall pay all real estate taxes, levies and other governmental charges assessed against the Premises by any taxing authority.

8.	Maintenance and Repairs
Tenant shall, at Tenant’s cost, perform or caused to be performed all day-to-day interior maintenance of the house including without limitation general house cleaning, cleaning of dryer vents, replacement of air or water filters (if applicable), light bulbs, etc. Tenant shall keep the Premises neat, clean and free from clutter.
Landlord shall, at its cost, perform or caused to be performed all other maintenance of and repairs to the Premises, including (a) all outdoor maintenance at the Premises, including lawn mowing, trimming of trees and shrubs, keeping the driveway and all walkways and sidewalks free of ice and snow, and maintaining the driveway and sidewalks, and removing debris, (b) maintaining, repairing and/or replacing all appliances within the Premises, including refrigerators, ovens, stove tops, cook tops, ranges, hoods, exhaust fans, freezers, dishwashers, and garbage disposals, and (c) all other capital repairs/maintenance to the Premises, including structural, roof, plumbing system, electrical system, HVAC system.
Notwithstanding the foregoing, in the event damage to the Premises is caused by Tenant’s negligence or intentional acts, Tenant shall be responsible for the payment of the cost of repairing the damage, provided that Tenant shall not be responsible for ordinary wear and tear and damage caused by the elements.

9.	Alterations
Tenant shall not make any material alteration to the Premises without prior written approval from Landlord. Material alterations shall include, but not be limited to, any work on the roof, foundation, floors, walls (including paint), ceilings, windows, heating system, plumbing, electrical system, light fixtures or any structural element of the house located on the Premises. Tenant shall be responsible for a permitted alteration being completed in a reasonable and workmanlike manner. If the alteration is not completed in a reasonable and workmanlike manner, Tenant shall be responsible for all costs associated with repairing the material alteration. Tenant agrees that any alterations made pursuant to this paragraph shall remain as part of the Premises at the expiration or termination of this Lease. Notwithstanding the foregoing, Tenant may make minor repairs to the Premises without written permission from the Landlord.

10.	Furnishings
If the Premises are furnished, the furniture and other furnishings are accepted “as is.” If the Premises are unfurnished, Tenant shall be reimbursed by Landlord for the cost of the furniture and other furnishings purchased by Tenant for the Premises upon presentation of appropriate documentation supporting the cost thereof. All existing furnishings in the Premises and all new furnishings paid for by Landlord shall be the property of Landlord and shall remain in the Premises upon the expiration or termination of this Lease.

11.	Condition of the Premises
Tenant has inspected the Premises, including the furnishings, if any, and found the condition of the same satisfactory. Tenant accepts the Premises and furnishings in their AS-IS condition and shall return the Premises and furnishings to Landlord upon expiration or termination of this Lease in as good condition as when Tenant took possession, normal wear and tear excepted. If Tenant fails to return the Premises and furnishings in as good condition as when Tenant took possession, Landlord may restore the Premises and furnishings to such condition and Tenant shall pay the cost associated therewith.

12.	Insurance
At all times Landlord or Tenant shall maintain homeowner’s insurance on the Premises sufficient to cover the reasonable replacement value of the improvements located on the Premises. In the event Tenant procures such homeowner’s insurance on the Premises, then Landlord shall reimburse Tenant for the cost of such insurance.
Landlord is not responsible for insuring Tenant’s personal property on the Premises against loss or damage due to theft, vandalism, fire, water, rain, criminal or negligent acts of others, or any other cause. Should Tenant desire to obtain insurance on Tenant’s personal property at the Premises, Tenant may do so at Tenant’s cost. Tenant shall not do anything to increase Landlord’s insurance premiums or cause cancellation of any insurance on the Premises.

13.	Liability and Indemnification
Landlord shall not be responsible for, and Tenant hereby indemnifies and agrees to hold Landlord harmless against, any claims, losses, expenses or liabilities, including reasonable attorney’s fees, of Tenant or third parties, arising out of any property damage, injury, death, theft, fire, or loss which occurs at the Premises caused by the Tenant’s negligence or intentional acts.

14.	Assignment, Sublet
Tenant shall not sublet or assign the Premises without the prior written approval of the Landlord. Any assignment or sublet made in violation of this paragraph shall be null and void ab initio.

15.	Right of Re-Entry
Tenant agrees to allow Landlord or its agent to enter the Premises, at reasonable times and on reasonable notice, to inspect and/or repair the Premises.

16.	Subordination
This Lease and Tenant’s rights hereunder shall be subject and subordinate to any and all mortgages, existing or hereafter placed on the Premises by Landlord. Tenant agrees to promptly execute any certificate(s) that Landlord may request confirming this Lease is in full force and effect and subject and subordinate to the rights of lenders.

17.	Tenant’s Defaults and Landlord’s Remedies
Tenant shall be in default of the Lease if Tenant: (i) fails to pay rent or additional rent when due; (ii) continues in possession of the Premises after the expiration of the Term; (iii) operates an illegal trade or business or engages in illegal conduct at the Premises or allow any other person to operate an illegal trade or business or engage in illegal conduct at the Premises; or (iv) fails to perform or comply with any other term or condition of this Lease. Upon delivery of written notice of default from Landlord, Tenant shall have fifteen (15) days to correct the default. If Tenant fails to correct the default within such fifteen (15) day period, Landlord may terminate this Lease and/or bring summary proceedings to evict Tenant, at its sole discretion.
Upon default, Tenant shall be responsible for the cost of repairs, attorneys’ fees for any legal work, court costs and disbursements, collection costs, advertising, and all other costs incurred in removing or attempting to remove the Tenant, preparing the Premises to be rented or if Landlord brings a petition to evict Tenant based upon a default by the Tenant. If Tenant is ultimately evicted, Tenant shall continue to be responsible for all rent for the unexpired term of the Lease if the Landlord is unable to re-rent the Premises; the issuance of an order of eviction shall not terminate Tenant’s obligation to pay rent for the unexpired term of the Lease.

18.	Severability
In the event any provision of this Lease shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

19.	No Waiver
Landlord’s failure to enforce any terms of this Lease shall not prevent Landlord from enforcing such terms at a later time.

20.	Quiet Enjoyment
Provided Tenant complies with the terms of this Lease, Tenant shall have the right to peaceably and quietly, have and enjoy the Premises for the term of this Lease.

21.	Amendments
This Lease may not be amended, changed, modified, altered or terminated except in a writing executed by the parties hereto.

22.	Counterparts
This Lease may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same agreement. An executed counterpart transmitted by fax or other electronic means shall be as effective a delivery or a manually signed counterpart.

IN WITNESS WHEREOF, the Landlord and Tenant have signed this Lease effective as of the date set forth above.

LANDLORD:                    TENANT:

Hill-Rom Holdings, Inc.                Andreas Frank

By:_________________________            _________________________

Name: Deborah Rasin

Title:	Senior Vice President and
Chief Legal Officer